EXHIBIT 99.1

Oil States Announces First Quarter 2020 Results of Operations

HOUSTON, April 29, 2020 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE: OIS) reported a net loss for the first quarter of 2020 of $405.0 million, or $6.79 per share, on revenues of $219.7 million and Consolidated EBITDA (Note A) of $21.9 million. The reported first quarter 2020 net loss included the following significant items, which totaled $396.8 million after-tax, or $6.65 per share:

  Non-cash goodwill asset impairment charges of $406.1 million ($386.5 million after-tax, or $6.48 per share)
  Non-cash write-downs of inventory totaling $25.2 million ($20.5 million after-tax, or $0.34 per share)
  Non-cash fixed asset impairment charge of $5.2 million ($4.1 million after-tax, or $0.07 per share)
  Severance and downsizing charges totaling $0.7 million ($0.5 million after-tax, or $0.01 per share)
  Discrete tax benefit of $14.8 million, or $0.25 per share, related to U.S. income tax net operating loss carrybacks under the provisions of the CARES Act

First quarter 2020 highlights and corporate actions included:

  Consolidated EBITDA of $21.9 million, which exceeded the upper end of our guided range
  Generated $5.4 million in cash flow from operations
  Offshore/Manufactured Products segment booked $87 million in new orders, yielding a 1.0x book-to-bill ratio
  Repurchased $5.7 million principal amount of the convertible senior notes at a 17% discount to par value
  Implemented significant costs saving measures, including an approximate 23% reduction in the U.S. workforce between December 31, 2019 and April 28, 2020
  Reduced capital spending plans for 2020 by approximately 70%
  Expect to receive U.S. income tax refunds of approximately $41 million in 2020 under provisions of the CARES Act

Oil States' President and Chief Executive Officer, Cindy B. Taylor, stated,

"While our first quarter results, excluding various impairments taken, exceeded our guidance issued in February, operational activity across our U.S. land-based businesses is declining quickly in the second quarter. During the first quarter, our Completion Services revenues were modesty up sequentially with EBITDA margins improving 370 basis points as activity had not yet been materially impacted by the COVID-19 pandemic or deteriorating market conditions. In our Downhole Technologies segment, revenues improved 7% sequentially and EBITDA margins increased 420 basis points. Revenues in our Offshore/Manufactured Products segment decreased 16% sequentially, with an 80 basis point decrease in EBITDA margins, due to delays in our major project-driven sales as a result of the global disruptions in our own operations and in various parts of our supply chain. Segment backlog totaled $267 million at March 31, a decrease of 4% sequentially. Our segment book-to-bill ratio for the first quarter was 1.0x."

"We are acutely aware of the challenging market conditions that we will face during the remainder of 2020 and into 2021. During stressed periods in our business, we know that the immediate focus needs to be on the preservation of liquidity and the management of variable and fixed costs through such a downturn. We are working with our lenders to amend our existing cash flow-based revolving credit facility and convert it into an asset-based lending arrangement. We have also taken significant actions on the cost side of our business to adjust to the expectation of significantly declining revenues, particularly those tied to shale completions in the United States. We will closely manage our debt, working capital and cash flow generation in the quarters to come."

BUSINESS SEGMENT RESULTS

(See Segment Data tables)

Offshore/Manufactured Products

Offshore/Manufactured Products generated revenues and Segment EBITDA (Note B) of $91.2 million and $13.1 million, respectively, in the first quarter of 2020 compared to revenues of $108.2 million and Segment EBITDA of $16.4 million reported in the fourth quarter of 2019. Sequentially, revenues decreased 16% and Segment EBITDA decreased 20% due primarily to a decline in project-driven product revenues due to global disruptions caused by the COVID-19 pandemic. Segment EBITDA margin in the first quarter of 2020 was 14%, compared to 15% in the fourth quarter of 2019.

During the first quarter of 2020, the Offshore/Manufactured Products segment recorded a non-cash goodwill impairment charge of $86.5 million and a non-cash inventory charge of $16.2 million. In the fourth quarter of 2019, results in this segment were negatively impacted by a $1.7 million bad debt provision on a prior-year receivable.

Backlog totaled $267 million at March 31, 2020, a decrease of 4% sequentially, but an increase of 14% year-over-year. First quarter 2020 bookings totaled $87 million, yielding a book-to-bill ratio of 1.0x.

Well Site Services

Well Site Services generated revenues of $87.5 million, Segment EBITDA of $12.0 million and a Segment EBITDA margin of 14% in the first quarter of 2020. This compares to revenues of $91.7 million, Segment EBITDA of $9.3 million and a Segment EBITDA margin of 10% reported in the fourth quarter of 2019. Segment EBITDA in the first quarter of 2020 benefited from a favorable shift in revenue mix and continued cost reduction measures.

During the first quarter of 2020, the Completion Services business recorded a non-cash goodwill impairment charge of $127.1 million and a non-cash inventory charge of $9.0 million. The Drilling Services business recorded a non-cash fixed asset impairment charge of $5.2 million.

Downhole Technologies

Downhole Technologies generated revenues of $41.1 million and Segment EBITDA of $5.3 million in the first quarter of 2020 compared to revenues and Segment EBITDA of $38.4 million and $3.4 million, respectively, in the fourth quarter of 2019. Both revenues and Segment EBITDA improved sequentially as the segment realized increased perforating sales from its integrated gun systems and completion products sales, together with improved manufacturing cost absorption. Segment EBITDA margin was 13% in the first quarter of 2020 compared to 9% in the fourth quarter of 2019.

During the first quarter of 2020, the Downhole Technologies segment recorded a non-cash goodwill impairment charge of $192.5 million.

Interest Expense, Net

The Company reported net interest expense of $3.5 million in the first quarter of 2020, compared to $3.9 million of net interest expense in the fourth quarter of 2019. Included in net interest expense was $1.7 million and $2.0 million of non-cash amortization of debt discount and deferred financing costs in the first quarter of 2020 and fourth quarter of 2019, respectively.

Income Taxes

The Company recognized an effective tax rate benefit of 8.9% in the first quarter of 2020 which compared to an effective tax rate benefit of 1.2% in the fourth quarter of 2019. The effective tax rate benefit for both periods was below the U.S. statutory rate primarily due to certain non-deductible expenses, including non-cash goodwill impairment charges.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security ("CARES") Act was signed into law. In accordance with the recently established rules and procedures under the CARES Act, the Company has filed carryback claims regarding U.S. net operating losses generated in 2018 and plans to file carryback claims regarding U.S. net operating losses generated in 2019 during the second quarter of 2020. Prior to enactment of the CARES Act, such net operating losses could only be carried forward. The Company expects to receive refunds of approximately $41 million related to these carryback claims in 2020, which are classified in income taxes receivable in the consolidated balance sheet as of March 31, 2020.

Financial Condition

As of March 31, 2020, $71.7 million was outstanding under the Company's revolving credit facility, while cash on hand totaled $24.3 million and the total amount available to be drawn under the revolving credit facility was $107.6 million. The Company's total debt represented 25% of combined total debt and stockholders' equity at March 31, 2020, an increase from 17% at December 31, 2019 due primarily to the non-cash asset impairment charges recorded in the first quarter of 2020. The Company was in compliance with its covenants under the revolving credit facility at March 31, 2020.

The Company is working with its bank group regarding an amendment to its revolving credit facility. The amendment entails converting the Company's existing cash flow-based revolving credit facility into an asset-based revolving credit facility (the "Amended Facility"). The Company has made significant progress to date with its bank group and currently expects to complete the amendment process in the second quarter of 2020. The Amended Facility is expected to be subject to a borrowing base, with availability based upon the amount of the Company's accounts receivable and inventory with advance rates dependent upon several factors, including the age and geographic location of the assets. While the amount of the borrowing base has not been finalized, the Company expects the size of the Amended Facility to range from $175 million to $200 million. While the Company believes it will be able to complete the amendment process within the time frame estimated and on the general terms described above, the amendment process remains subject to completion of final documentation and credit approval by the bank group and, accordingly, the Company cannot be certain that it will be able to complete the amendment process within the time frame or on the terms currently expected.

If the Company is not successful in amending the revolving credit facility, its borrowings would be governed by the existing credit agreement, which contains financial covenants and restrictions, including an interest coverage ratio, defined as the ratio of consolidated EBITDA to consolidated interest expense, of at least 3.0 to 1.0, a maximum senior secured leverage ratio, defined as the ratio of senior secured debt to consolidated EBITDA, of no greater than 2.25 to 1.0 and a total net leverage ratio, defined as the ratio of total net funded debt to consolidated EBITDA, of no greater than 3.75 to 1.0. Based on Company forecasts, the Company anticipates that it could fail to comply with the total net leverage ratio covenant in the third quarter of 2020 as a result of projected declines in consolidated EBITDA resulting from current industry conditions caused by the global response to the COVID-19 pandemic and the resulting collapse in crude oil prices. However, the Company believes that it will have sufficient liquidity over the next twelve months to fund its liabilities as they become due. Key elements affecting the Company’s liquidity position included the following as of March 31, 2020:

·	Cash and cash equivalents	$24.3 million
·	Working capital, excluding cash and the current portion of debt and lease obligations	$348.1 million
·	Revolving credit facility borrowings outstanding	$71.7 million

If the Company does not complete the amendment process and subsequently is not in compliance with the total net leverage ratio covenant under its revolving credit facility, the Company believes that it will have sufficient cash on hand, together with cash flow from operations (after investments in capital expenditures), to repay the borrowings outstanding under its revolving credit facility or that it could seek to obtain an amendment or waiver from its lenders in order to avoid a default.

Conference Call Information

The call is scheduled for Thursday, April 30, 2020 at 10:00 am Central Time, is being webcast and can be accessed from the Company's website at www.ir.oilstatesintl.com. Participants may also join the conference call by dialing 1 (888) 771-4371 in the United States or by dialing +1 847 585 4405 internationally and using the passcode 49654508. A replay of the conference call will be available one and a half hours after the completion of the call and can be accessed from the Company's website at www.ir.oilstatesintl.com.

About Oil States

Oil States International, Inc. is a global products and services company predominantly serving the drilling, completion, subsea, production and infrastructure sectors of the oil and gas industry. The Company’s manufactured products include highly engineered capital equipment as well as products consumed in the drilling, well construction and production of oil and natural gas. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among others, the level of supply of and demand for oil and natural gas, fluctuations in the prices thereof, the cyclical nature of the oil and natural gas industry, the impact of the COVID‑19 pandemic on our Company and our customers, our ability to amend our revolving credit facility and the other risks associated with the general nature of the energy service industry discussed in the "Business" and "Risk Factors" sections of the Company's Annual Report on Form 10‑K for the year ended December 31, 2019, Periodic Reports on Form 8-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Revenues:
Products	$102,980	$119,999	$116,328
Services	116,714	118,362	134,283
	219,694	238,361	250,611

Costs and expenses:
Product costs	89,746	93,841	89,268
Service costs	107,856	99,668	110,610
Cost of revenues (exclusive of depreciation and amortization expense presented below)(1)	197,602	193,509	199,878
Selling, general and administrative expense	26,124	29,405	30,108
Depreciation and amortization expense	26,409	28,519	31,551
Impairments of goodwill	406,056	165,000	—
Impairment of fixed assets	5,198	—	—
Other operating expense (income), net	107	(2,037)	(86)
	661,496	414,396	261,451
Operating loss	(441,802)	(176,035)	(10,840)

Interest expense, net	(3,504)	(3,915)	(4,752)
Other income, net	774	2,223	667
Loss before income taxes	(444,532)	(177,727)	(14,925)
Income tax benefit	39,491	2,175	277
Net loss	$(405,041)	$(175,552)	$(14,648)

Net loss per share:
Basic	$(6.79)	$(2.95)	$(0.25)
Diluted	$(6.79)	$(2.95)	$(0.25)

Weighted average number of common shares outstanding:
Basic	59,654	59,431	59,258
Diluted	59,654	59,431	59,258

________________

(1) Cost of revenues (exclusive of depreciation and amortization expense) includes non-cash inventory impairment charges of $25.2 million ($12.0 million in product costs and $13.2 million in service costs) recognized in the first quarter 2020.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,308	$8,493
Accounts receivable, net	222,472	233,487
Inventories, net	209,180	221,342
Income taxes receivable	43,950	2,568
Prepaid expenses and other current assets	14,638	17,539
Total current assets	514,548	483,429

Property, plant, and equipment, net	429,002	459,724
Operating lease assets, net	40,902	43,616
Goodwill, net	75,757	482,306
Other intangible assets, net	223,958	230,091
Other noncurrent assets	27,843	28,701
Total assets	$1,312,010	$1,727,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$25,643	$25,617
Accounts payable	75,392	78,368
Accrued liabilities	43,227	48,840
Current operating lease liabilities	8,361	8,311
Income taxes payable	2,845	4,174
Deferred revenue	20,721	17,761
Total current liabilities	176,189	183,071

Long-term debt	239,229	222,552
Long-term operating lease liabilities	33,323	35,777
Deferred income taxes	38,506	38,079
Other noncurrent liabilities	22,131	24,421
Total liabilities	509,378	503,900

Stockholders' equity:
Common stock	732	726
Additional paid-in capital	1,115,677	1,114,521
Retained earnings	392,669	797,710
Accumulated other comprehensive loss	(82,537)	(67,746)
Treasury stock	(623,909)	(621,244)
Total stockholders' equity	802,632	1,223,967
Total liabilities and stockholders' equity	$1,312,010	$1,727,867

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(405,041)	$(14,648)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	26,409	31,551
Impairments of goodwill	406,056	—
Impairments of inventories	25,230	—
Impairment of fixed assets	5,198	—
Stock-based compensation expense	1,162	4,425
Amortization of debt discount and deferred financing costs	1,681	1,937
Deferred income tax benefit	(40,832)	(1,513)
Gain on disposals of assets	(513)	(418)
Other, net	771	(340)
Changes in operating assets and liabilities:
Accounts receivable	4,617	21,893
Inventories	(15,332)	2,735
Accounts payable and accrued liabilities	(8,625)	(9,576)
Income taxes payable	(1,100)	1,878
Other operating assets and liabilities, net	5,768	(3,632)
Net cash flows provided by operating activities	5,449	34,292

Cash flows from investing activities:
Capital expenditures	(5,881)	(17,922)
Proceeds from disposition of property, plant and equipment	4,092	368
Other, net	(256)	(304)
Net cash flows used in investing activities	(2,045)	(17,858)

Cash flows from financing activities:
Revolving credit facility borrowings	72,173	57,874
Revolving credit facility repayments	(52,404)	(73,774)
Purchase of 1.50% convertible senior notes	(4,737)	—
Other debt and finance lease activity, net	35	(142)
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(2,665)	(3,610)
Purchase of treasury stock	—	(757)
Net cash flows provided by (used in) financing activities	12,402	(20,409)

Effect of exchange rate changes on cash and cash equivalents	9	(32)
Net change in cash and cash equivalents	15,815	(4,007)
Cash and cash equivalents, beginning of period	8,493	19,316
Cash and cash equivalents, end of period	$24,308	$15,309

Cash paid for:
Interest	$2,436	$3,460
Income taxes, net of refunds	2,499	(487)

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

SEGMENT DATA
(In Thousands)
(unaudited)

	Three Months Ended
	March 31, 2020(2)	December 31, 2019(3)	March 31, 2019(4)
Revenues:
Well Site Services:
Completion Services	$82,926	$82,820	$100,642
Drilling Services	4,531	8,916	7,750
Total Well Site Services	87,457	91,736	108,392
Downhole Technologies	41,065	38,402	54,290
Offshore/Manufactured Products(1):
Project-driven products	36,788	53,969	27,245
Short-cycle products	22,069	21,500	32,013
Other products and services	32,315	32,754	28,671
Total Offshore/Manufactured Products	91,172	108,223	87,929
Total revenues	$219,694	$238,361	$250,611

Operating income (loss):
Well Site Services:
Completion Services	$(139,603)	$(9,339)	$(3,494)
Drilling Services	(5,351)	236	(4,559)
Total Well Site Services	(144,954)	(9,103)	(8,053)
Downhole Technologies	(192,691)	(167,259)	4,054
Offshore/Manufactured Products	(95,496)	9,815	5,259
Corporate	(8,661)	(9,488)	(12,100)
Total operating loss	$(441,802)	$(176,035)	$(10,840)

(1) Disaggregated revenue data is provided to supplement the Segment Data.

(2) Operating income (loss) for the three months ended March 31, 2020 included a non-cash goodwill impairment charge of $127.1 million, non-cash inventory charges of $9.0 million and severance and downsizing charges of $0.3 million related to the Completion Services business. In the Drilling Services business, operating income (loss) included a non-cash fixed asset impairment charge of $5.2 million and $0.2 million of severance and downsizing charges. In the Downhole Technologies segment, operating income (loss) included a non-cash goodwill impairment charge of $192.5 million. In the Offshore/Manufactured Products segment, operating income (loss) included a non-cash goodwill impairment charge of $86.5 million, non-cash inventory charges of $16.2 million and $0.1 million of severance and downsizing charges.

(3) Operating income (loss) for the three months ended December 31, 2019 included severance and downsizing charges of $0.5 million related to the Completion Services business and a non-cash goodwill impairment charge of $165.0 million related to the Downhole Technologies segment.

(4) Operating income (loss) for the three months ended March 31, 2019 included severance charges of $0.8 million related to the Completion Services business and $0.3 million related to the Offshore/Manufactured Products segment.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
SEGMENT EBITDA (B)
(In Thousands)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Well Site Services:
Completion Services:
Operating loss	$(139,603)	$(9,339)	$(3,494)
Depreciation and amortization expense	14,766	16,882	17,286
Impairment of goodwill	127,054	—	—
Impairment of inventory	8,981	—	—
Other income	675	1,258	581
EBITDA	$11,873	$8,801	$14,373

Drilling Services:
Operating income (loss)	$(5,351)	$236	$(4,559)
Depreciation and amortization expense	270	244	3,341
Impairment of fixed assets	5,198	—	—
Other income	—	—	21
EBITDA	$117	$480	$(1,197)

Total Well Site Services:
Operating loss	$(144,954)	$(9,103)	$(8,053)
Depreciation and amortization expense	15,036	17,126	20,627
Impairment of goodwill	127,054	—	—
Impairment of inventory	8,981	—	—
Impairment of fixed assets	5,198	—	—
Other income	675	1,258	602
Segment EBITDA	$11,990	$9,281	$13,176

Downhole Technologies:
Operating income (loss)	$(192,691)	$(167,259)	$4,054
Depreciation and amortization expense	5,584	5,616	5,066
Impairment of goodwill	192,502	165,000	—
Other expense	(77)	—	—
Segment EBITDA	$5,318	$3,357	$9,120

Offshore/Manufactured Products:
Operating income (loss)	$(95,496)	$9,815	$5,259
Depreciation and amortization expense	5,628	5,602	5,587
Impairment of goodwill	86,500	—	—
Impairment of inventory	16,249	—	—
Other income	176	965	65
Segment EBITDA	$13,057	$16,382	$10,911

Corporate:
Operating loss	$(8,661)	$(9,488)	$(12,100)
Depreciation and amortization expense	161	175	271
EBITDA	$(8,500)	$(9,313)	$(11,829)

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In Thousands)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Net loss	$(405,041)	$(175,552)	$(14,648)
Income tax benefit	(39,491)	(2,175)	(277)
Depreciation and amortization expense	26,409	28,519	31,551
Impairment of goodwill	406,056	165,000	—
Impairment of inventory	25,230	—	—
Impairment of fixed assets	5,198	—	—
Interest expense, net	3,504	3,915	4,752
Consolidated EBITDA (A)	$21,865	$19,707	$21,378

(A) The term Consolidated EBITDA consists of net loss plus net interest expense, taxes, depreciation and amortization expense, and adjustments for certain other items such as non-cash asset impairment charges. Consolidated EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net loss or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Consolidated EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Consolidated EBITDA as a supplemental disclosure because its management believes that Consolidated EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses Consolidated EBITDA to compare and to monitor the performance of the Company and its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The table above sets forth a reconciliation of Consolidated EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

(B) The terms EBITDA and Segment EBITDA consist of operating income (loss) plus depreciation and amortization expense, and adjustments for certain other items such as non-cash asset impairment charges. EBITDA and Segment EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for operating income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Segment EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Segment EBITDA as a supplemental disclosure because its management believes that EBITDA and Segment EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Segment EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The tables above set forth reconciliations of EBITDA and Segment EBITDA to operating income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Company Contact:

Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
713-652-0582

SOURCE: Oil States International, Inc.